Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	May 3, 2006
949-250-7781

CALC Reports Record First Quarter Results

Financial and Operating Highlights — First Quarter 2006 vs. 2005

•                  First quarter revenues of $27.9 million, up 329% year-over-year

•                  Gross operating profit of $4.7 million, up 176% year-over-year

•                  Net income of $1.9 million, or $.18 per diluted share, which is down 58% due to a non-recurring income tax benefit recognized in the first quarter of 2005

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $1.9 million, or $.18 per diluted share, for the three months ended March 31, 2006.  The first quarter results reflect the delivery of 49 homes at the Company’s homebuilding projects in North Corona, Lancaster, and Riverside, California generating $4.7 million of gross operating profit.  Gross operating profit was partially offset by net operating expenses of $1.4 million and income taxes of $1.4 million, resulting in net income of $1.9 million.

                Raymond J. Pacini, CEO of the Company stated: “We have started out 2006 with a record first quarter, delivering 49 homes. While we see signs that the Southern California housing market has slowed, the Company expects to deliver over 200 homes this year. We are also planning to start construction at our Brightwater project on the Bolsa Chica mesa in June.”

                The Company generated $3.0 million more in gross operating profit from home sales during the first quarter of 2006 compared with the same period of 2005, which reflects the increased number of deliveries (49 vs. 10) due to a greater backlog at the beginning of 2006 compared with the beginning of 2005 and the timing of construction schedules. During the first quarter of 2005, the Company reported gross operating profit of $1.7 million generated by deliveries of 10 homes, which was partially offset by net operating expenses of $1.4 million.  The prior year’s first quarter also reflected a non-recurring income tax benefit of $4.7 million resulting from the reversal of valuation allowances on post-reorganization net operating losses as a result of the California Coastal Commission’s approval of the Company’s 349-home development plan for the Bolsa Chica upper mesa.

                Of the 49 homes delivered during the first quarter of 2006, 39 were in Riverside County.  The average price of homes delivered decreased to $569,000 in the first quarter of 2006 from $650,000 during the same period of 2005, primarily reflecting changes in product mix and location from year to year. Home prices in Lancaster are lower than home prices in the Inland Empire, and within the Inland Empire, home prices at the Company’s Jasper Ranch and Chino projects in 2005 represented a higher-end product than homes sold at the Company’s North Corona project in 2006. Homes delivered during the first quarter of 2006 were also smaller, with average square footage of approximately 3,100 vs. 3,500. The current quarter homebuilding gross margin decreased to 16.8% compared with the prior period homebuilding gross margin of 26.2%. This decrease primarily reflects lower home prices due to product mix and market location (discussed above) and resulting lower profitability from the homes delivered in Lancaster and North Corona during the first quarter of 2006, compared with homes delivered in Chino and Riverside during the first quarter of 2005. In addition, the reduced gross margin reflects lower levels of price appreciation resulting from shorter holding periods for the land underlying the homes delivered during the first quarter of 2006.

                The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County; and Rancho Santa Fe in San Diego County.  Subject to market conditions, the Company will continue to pursue other land development and lot acquisition opportunities throughout Southern California.  As of March 31, 2006, the Company has an inventory of owned and controlled lots of 894, compared with 613 lots a year ago, primarily reflecting the entitlement of 356 lots at Bolsa Chica.

                The tight supply of available homes in Southern California has resulted in significant home price increases over the last six years.  As a result, the affordability of new homes has been declining and could jeopardize future demand.  Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade.  While continued population growth and demand for new homes are expected to continue, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth or demand to diminish or cease.

                The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

                The 105-acre Bolsa Chica Upper Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, is the largest asset in the Company’s portfolio, representing 42% of total assets as of March 31, 2006.  In December 2005, the Company received a Coastal Development Permit from the California Coastal Commission for development of the 349-home Brightwater residential community, which will offer a broad mix of home choices averaging 2,850 square feet and ranging in size from 1,700 square feet to 4,100 square feet.  The Company currently expects to (i) begin grading in June 2006, (ii) begin building model homes during the fourth quarter of 2006, and (iii) start selling homes during the second quarter of 2007.  However, there can be no assurance in that regard, or as to the absence of any delays.

                The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns the Bolsa Chica Upper Mesa property and Hearthside Homes has delivered over 1,900 homes to families throughout Southern California over the last 10 years.

Prohibition Against Becoming a 5% Stockholder

and No Further Acquisitions by Current 5% or Greater Stockholders

                Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $124 million of net operating loss carryovers (“NOLs”).  All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

                Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

                These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

                Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

                The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended March 31,
	2006		2005

Homes delivered	49		10

Home sales revenue	$27.9		$6.5
Cost of sales	23.2		4.8

Gross operating profit from homebuilding	$4.7		$1.7

Gross margin percentage	16.8%		26.2%

PER HOME DATA

Average sales price (a)	$569,000		$650,000

Average gross margin (a)	$96,000		$170,000

NUMBER OF ACTIVE COMMUNITIES	4		5

NET NEW ORDERS	29		64

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period	57		58

Completed homes in inventory, and in escrow	3		3

Total backlog	60		61

Completed homes in inventory, unsold	2		—

Entitled lots controlled at end of period
Owned lots	832	(b)	201
Optioned lots	—		351	(c)

Total homes and lots	894		613

(a)	Decreases are primarily due to changes in product mix and location.

(b)	Includes 356 lots at the Brightwater project on the Company’s 105-acre Bolsa Chica mesa property.

(c)	Includes lots in Beaumont, Corona, Lancaster, and Ontario, California that were acquired during the second and third quarters of 2005.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues
Homebuilding	$27.9	$6.5
Costs of sales
Homebuilding	23.2	4.8
Gross operating profit	4.7	1.7
Selling, general and administrative expenses	1.7	1.2
Other (income) expense, net	(.3)	.2
Income before income taxes	3.3	.3
Provision (benefit) for income taxes (a)	1.4	(4.5)
Minority interest in income of consolidated joint venture
	—	.1
Net income	1.9	4.7
Other comprehensive income, net of income taxes: Minimum pension liability income tax benefit	—	.9
Comprehensive income	$1.9	$5.6
Net earnings per common share:
Basic	$.19	$.46
Diluted	$.18	$.43
Common equivalent shares:
Basic	10.2	10.2
Diluted	10.5	10.9

(a)

The provision (benefit) for income taxes for the three months ended March 31, 2005 reflects a non-recurring tax benefit of $4.7 million for the reversal of valuation allowances on post-reorganization NOLs.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$4.6	$7.7

Short-term investments	22.5	30.3

Restricted cash	2.3	2.3

Real estate inventories	254.1	253.6

Deferred tax assets	34.5	35.4

Other assets	1.1	1.1

Total Assets	$319.1	$330.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$12.1	$17.4

Project debt	50.2	57.9

Other liabilities	7.9	7.9

Total liabilities	70.2	83.2

Minority interest	—	.3

Stockholders’ equity (a)	248.9	246.9

	$319.1	$330.4

Shares outstanding (b)	10.2	10.2

Stockholders’ equity per common share (c)	$24.40	$24.21

(a)	Increase since December 31, 2005 reflects $1.9 million of net income and $100,000 related to stock option compensation.

(b)	Excludes outstanding options for 702,496 shares.

(c)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.